Exhibit 99.1

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Transocean Inc. Post Office Box 2765 Houston TX 77252 2765
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Analyst Contact:	Gregory S. Panagos 713-232-7551	News Release

Media Contact:	Guy A. Cantwell 713-232-7647	FOR RELEASE: October 9, 2008

TRANSOCEAN INC. ANNOUNCES PROPOSED REDOMESTICATION

FROM CAYMAN ISLANDS TO SWITZERLAND

HOUSTON – Transocean Inc. (NYSE: RIG) announced today that its board of directors has unanimously approved moving the place of incorporation of its group holding company from the Cayman Islands to Switzerland. Transocean’s shareholders will be asked to vote in favor of the proposal at a shareholders meeting. If approved by Transocean’s shareholders, and subject to the approval of the Grand Court of the Cayman Islands, Transocean expects the change of the place of incorporation to be effective as soon as practicable following approval from the Grand Court of the Cayman Islands, which could occur in late 2008 or early 2009.

In connection with the change of the place of incorporation, Transocean plans to relocate its principal executive offices to Geneva, Switzerland (collectively, the “Redomestication”). Following the Redomestication, the company expects 14 officers, including Transocean Inc. Chief Executive Officer Bob Long, and a small number of related support staff will relocate to Geneva. Transocean’s operations will continue to be conducted through existing subsidiaries. Houston will continue to be the company’s largest office and will also continue to provide corporate, technical and support services to worldwide operations.

Mr. Long said, “The Redomestication will provide us with an improved ability to manage our businesses and better focus on strategic growth markets by locating our principal executive offices more centrally within Transocean’s area of worldwide operations. Furthermore, Switzerland has a stable and developed tax regime and a network of tax treaties with most countries where we operate. As a result, the Redomestication will improve our ability to maintain a competitive worldwide effective corporate tax rate.”

Transocean will, upon completion of the Redomestication, continue to be subject to Securities and Exchange Commission (SEC) reporting requirements, and Transocean’s shares will continue to be listed exclusively on the New York Stock Exchange under the symbol “RIG.”

Full details of the transactions, and the associated benefits and risks, will be provided in the company’s proxy statement with respect to the shareholders meeting.

Following the shareholders meeting and a hearing of the Grand Court of the Cayman Islands, assuming the necessary approvals have been obtained, Transocean plans to effect the Redomestication by merging Transocean Inc., its current Cayman Islands parent company, with a newly formed Cayman Islands subsidiary of Transocean Ltd., the new Swiss parent company, by way of schemes of arrangement under Cayman Islands law, with the current Cayman Islands parent company as the surviving company. As a result of the schemes of arrangement, the current Cayman Islands parent company will become a direct, wholly-owned subsidiary of the new Swiss parent company, and shares of the current Cayman Islands parent will be exchanged for the same number of shares of the new Swiss parent company.

Conference Call

The company will host a conference call on Friday, October 10, 2008 at 10:00 a.m. Eastern Time. All individuals interested in participating in the conference call should dial 913-312-1415 and refer to confirmation code 8807949 approximately 15 minutes prior to the scheduled start of the conference.

A Questions & Answers document to accompany the conference call is posted in the Investor Relations section of the company’s website at www.deepwater.com.

About Transocean

Transocean Inc. is the world's largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 137 mobile offshore drilling units plus ten announced ultra-deepwater newbuild units, the company's fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 29 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide. Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG." For more information about Transocean, please visit www.deepwater.com.

Forward-Looking Statements

Statements included in this news release regarding the consummation of the Redomestication, benefits, timing and effects of the Redomestication, offices and operations, share trading, management of our business, effective tax rate, strategic flexibility, legal and regulatory environment, financial results and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, shareholder and court approvals, actions by regulatory authorities or other third parties, delays, costs and difficulties related to the Redomestication, market conditions, availability of credit, receipt of waivers from the company’s lenders under its current credit agreements in connection with the Redomestication, the company’s financial results and performance and other factors detailed in risk factors and elsewhere in the company’s Annual Report on Form 10-K for 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and its other filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Redomestication will be Filed with the SEC

In connection with the proposed Redomestication, Transocean will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REDOMESTICATION AND TRANSOCEAN. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Transocean, 4 Greenway Plaza, Houston, Texas 77046, telephone 713-232-7694.

Transocean and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the Redomestication. Information about these persons is set forth in Transocean’s proxy statement relating to its 2008 Annual Meeting of Shareholders, as filed with the SEC on April 2, 2008. Shareholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Transocean’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Redomestication, which will be filed with the SEC.

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